Exhibit 10.233

SEPARATION AGREEMENT

SEPARATION AGREEMENT dated the 27th day of February, 2015 between ENDO HEALTH SOLUTIONS INC. (“Endo”), a wholly-owned subsidiary of Endo International plc, and DONALD DEGOLYER (“Mr. DeGolyer” and together with Endo, the “Parties”).

WHEREAS, Mr. DeGolyer is serving as Endo’s Chief Operating Officer, Pharmaceuticals, pursuant to an Agreement entered into on May 24, 2013 (the “Employment Agreement”);

WHEREAS, the Parties have agreed that Mr. DeGolyer’s employment with Endo shall terminate, and he will cease to serve as Chief Operating Officer, Pharmaceuticals; and

WHEREAS, Endo and Mr. DeGolyer desire to enter into this Separation Agreement (this “Agreement”) to set forth the Parties’ agreement as to Mr. DeGolyer’s entitlements and continuing obligations in connection with his termination of employment and his role as an advisor to Endo.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Parties hereto agree as follows:

1.	Capitalized Terms. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Employment Agreement.

2.
Termination Date. The Parties agree that no later than March 1, 2015, Mr. DeGolyer shall cease serving as Chief Operating Officer, Pharmaceuticals (the “Transition Date”), and effective as of such date, Mr. DeGolyer hereby resigns from all positions he holds as an officer, director or otherwise with respect to Endo and its affiliates. Following the Transition Date, Mr. DeGolyer will serve as an advisor to Endo until his last day of employment with Endo which shall be no later than August 1, 2015 or such earlier date in which Mr. DeGolyer secures employment outside of Endo (the “Termination Date”). Endo shall continue to pay Mr. DeGolyer at his current rate of base salary and continue all of his benefits through the Termination Date, in accordance with and subject to the terms of the Employment Agreement.

3.
Remuneration Upon Termination. As of the Termination Date, Mr. DeGolyer shall be deemed to have been terminated by Endo without Cause for purposes of the Employment Agreement and the treatment of his outstanding equity compensation awards, which awards shall be treated in accordance with the applicable equity plans and award agreements. Except as set forth in the following sentence, Mr. DeGolyer shall be entitled to such payments and benefits as set forth in Section 8(d) of the Employment Agreement, provided that he executes the general release of claims attached hereto as Annex A (the “Release”) within twenty-one (21) days following the Termination Date and does not

Exhibit 10.233

revoke his consent to such Release within seven (7) days of such execution. Notwithstanding anything in the Employment Agreement to the contrary, a prorated portion of Mr. DeGolyer’s outstanding performance share units (the “PSUs”) shall vest based on Mr. DeGolyer’s service through March 1, 2015 and the achievement of actual performance criteria through such date and any portion of his PSUs that are not earned shall be forfeited.

4.	Confidentiality. The Section entitled “Records and Confidential Data” as set forth in the Employment Agreement shall continue to apply.

5.
Restrictive Covenants. The Section entitled “Covenant Not to Solicit, Not to Compete, Not to Disparage and to Cooperate in Litigation” as set forth in the Employment Agreement, is incorporated by reference herein, except that the references to any business that “competes with the pharmaceutical and/or generic businesses of the Company and its affiliates” as contained in Section 11(b) of the Employment Agreement, shall be replaced with “substantially competes with the generics business and/or branded business in the areas of pain management and urology of Endo and its affiliates.” Endo’s remedies set forth in Section 12 of the Employment Agreement shall continue to apply.

6.	Cooperation.

(a)
Mr. DeGolyer agrees to cooperate fully with Endo and its affiliates in all matters concerning: (i) requests for information about the services or advice Mr. DeGolyer provided to Endo during his employment with Endo, its affiliates and their predecessors, (ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Endo, its affiliates and their predecessors which relate to events or occurrences that transpired while Mr. DeGolyer was employed by Endo, its affiliates or their predecessors or (iii) any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Mr. DeGolyer was employed by Endo, its affiliates and their predecessors. Mr. DeGolyer’s cooperation shall include: (A) being available to meet and speak with officers or employees of Endo, Endo’s counsel or any third-parties at the request of Endo at times and locations mutually acceptable to both Parties, (B) reasonably cooperating with Endo and its affiliates, and its counsel, in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which Mr. DeGolyer becomes involved or of which he has knowledge as a result of his service with Endo by providing truthful information, (C) producing all documents in Mr. DeGolyer’s possession or control that Mr. DeGolyer is requested to produce, (D) executing accurate and truthful documents, and (E) taking such other actions as may reasonably be requested by Endo and/or Endo’s counsel to effectuate the foregoing. Mr. DeGolyer will not furnish information to or cooperate with any non-governmental entity (other than Endo) in connection

Exhibit 10.233

with any proceeding or legal action involving Endo, its affiliates and their predecessors.

(b)
Endo will reimburse Mr. DeGolyer for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with Mr. DeGolyer’s performance of obligations pursuant to this Section 6 for which Mr. DeGolyer has obtained prior approval from Endo.

(c)
Nothing in this Agreement is intended to or shall preclude Mr. DeGolyer from providing accurate and truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, in which event Mr. DeGolyer shall notify Endo in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

7.
Representations. Mr. DeGolyer represents and agrees that, except for any concerns which he has previously identified to Endo, he is not aware of and has not engaged in any violations of any laws, rules or regulations with respect to any accounting, financial, reporting, regulatory or any other others at Endo or its affiliates by any of their respective officers, directors, employees, agents or any other person providing services to them.

8.
Other Company Policies. Mr. DeGolyer agrees that he shall continue to be bound by and comply with the terms of Mr. DeGolyer’s confidentiality obligations to Endo and any existing policies of Endo and its affiliates in place at the Termination Date.

9.
Indemnification. From and after the date hereof, Mr. DeGolyer shall be indemnified by Endo to the extent provided in the by-laws and Certificate of Incorporation of Endo International plc, and in a manner consistent with the indemnification coverage provided to other officers of Endo and its affiliates.

10.
Section 409A; Other Tax Matters. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding any other provision of this Agreement, Endo may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes required to be withheld by applicable laws or regulations.

Exhibit 10.233

11.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

12.
Entire Agreement. This Agreement sets forth the entire agreement between Mr. DeGolyer and Endo concerning the termination of Mr. DeGolyer’s employment, and, except as otherwise provided herein, supersedes any other promises concerning the subject matter of this Agreement, including, without limitation, those set forth in the Employment Agreement. No waiver or amendment of this Agreement will be effective unless it is in writing, refers to this Agreement, and is signed by Mr. DeGolyer and the Chief Executive Officer of Endo.

Exhibit 10.233

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ENDO HEALTH SOLUTIONS INC.

By:	/s/ Rajiv De Silva

Rajiv De Silva
President & Chief Executive Officer

EMPLOYEE

/s/	Donald DeGolyer
Donald DeGolyer

Exhibit 10.233

ANNEX A

General Waiver & Release

THIS RELEASE AGREEMENT (the “Release”) is made by and between Donald DeGolyer (“Executive”) and Endo Health Solutions Inc. (the “Company”) on this ___ day of March 2015.

1.
FOR AND IN CONSIDERATION of the payments and benefits provided in the Separation Agreement between Executive and the Company dated as of February 27, 2015, (the “Separation Agreement”), Executive, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement (as defined in the Separation Agreement); (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the applicable state law against discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights Executive may have, from and after the date the Release is executed; (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or bylaws, or state law or any other indemnification agreement entered into between Executive and the Company; (c) any rights Executive may have that arise under (or that are preserved by) the Employment Agreement; (d) Executive’s ability to bring appropriate proceedings to enforce the Release; (e) any rights or claims Executive may have that cannot be waived under applicable law; (f) any claim against any Releasee that brings a claim against Executive (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s

Exhibit 10.233

employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.

2.
Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

3.
Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release freely and voluntarily. Executive further acknowledges and agrees that Executive has had at least twenty-one (21) calendar days to consider the Release, although Executive may sign it sooner if Executive wishes. In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to: Chief Legal Officer, Endo, 1400 Atwater Drive, Malvern, PA 19355. The Release shall not be effective, and no payments shall be due hereunder, earlier than the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.

4.
It is understood and agreed by Executive that the payment made to Executive is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

5.
The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims. Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.

6.
The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of Delaware, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A

Exhibit 10.233

certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

7.
The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Delaware. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

8.	The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.

IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year first written above.

IMPORTANT NOTICE: BY SIGNING BELOW YOU RELEASE AND GIVE UP ANY AND ALL LEGAL CLAIMS, KNOWN AND UNKNOWN, THAT YOU MAY HAVE AGAINST THE COMPANY AND RELATED PARTIES.

ENDO HEALTH SOLUTIONS INC.	Donald DeGolyer

Dated:	Dated: